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                                                                   Exhibit 10.56

                               CALYPSO LETTERHEAD

August [  ], 2000

Donald H. Hunter
18 Rutgers Rd.
Wellesley, Massachusetts 02481

Dear Don,

We are pleased to offer you employment as the Chief Operating Officer and Chief Financial Officer of Calypso Management, LLC (the "Company"), reporting to Stephen G. Kasnet, the Company's President and Chief Executive Officer.

Your employment with the Company will commence immediately upon the distribution to shareholders of The Pioneer Group, Inc. ("Pioneer"), of all of the outstanding shares of Pioneer's wholly-owned subsidiary, Harbor Global Company Ltd. ("Harbor Global") on an at will basis subject to your giving to the Company, or the Company's giving to you, 60 days notice of termination. As Chief Operating Officer and Chief Financial Officer of the Company, you will serve, on a full time basis, as the Chief Operating Officer and Chief Financial Officer of Harbor Global or in such other senior executive positions as the board of directors of Harbor Global (the "Board") may determine, provided that any such positions shall be consistent with your status as a senior executive of the Company and Harbor Global.

Your annual base salary will be $250,000 and you will be provided with an annual bonus opportunity of up to 100% of your base salary, which will be based upon the achievement of performance goals to be established by the Board. During your employment with the Company, you shall also be entitled to receive 30% of all amounts paid to the Company as an "Allocation" as defined in and pursuant to the Administration and Liquidation Agreement between the Company and Harbor Global. If you remain employed by the Company through the second anniversary of the commencement of your employment with the Company, you shall receive a retention payment of $300,000, which amount shall be reduced by the amount of any "Allocation" to which you become entitled on such second anniversary pursuant to the preceding sentence. All amounts paid to you in connection with your employment will be subject to any required tax withholding.

If your employment with the Company is terminated by the Company other than for "cause" prior to the second anniversary of the commencement of your employment with the Company, the Company will pay to you, within 30 days of such termination, the
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$300,000 retention payment. In addition, you shall be treated as having remained employed by the Company through such second anniversary for purposes of determining your entitlement to any Deferred Allocations, provided, however, that any such Deferred Allocations to which you become entitled shall be reduced (but not below zero) by $300,000. For purposes of the foregoing, "cause" shall mean your causing a material breach of any duties of the Company under the Administration and Liquidation Agreement; your conviction of a felony; or any act by you in connection with the performance of services to the Company or Harbor Global constituting bad faith, fraud or willful misconduct. Following any other termination of your employment with the Company, the Company shall pay to you your annual base salary through the date of your termination.

Except in performance of services for the Company or as required to be disclosed under applicable law, you agree not, either during the period of your employment with Company or thereafter, to use for your own benefit or disclose to or use for the benefit of any person outside the Company, or Harbor Global, as applicable, proprietary or confidential information of the Company or Harbor Global which is not otherwise in the public domain. Until the earlier of (i) two years following the termination of your employment with (a) the Company or (b) Harbor Global, or (ii) the sale of Assets (as defined in the Administration and Liquidation Agreement between the Company and Harbor Global) representing substantially all of the value of the Assets, as determined by the Board in its good faith discretion, you agree that you will not, directly or indirectly, (x) provide services to any person or entity with respect to assets substantially similar to assets held at the time in question by Harbor Global, without the express prior written consent of the Board, not unreasonably withheld, delayed or conditioned; or (y) provide services with respect to any assets sold by Harbor Global, to any person or entity which acquires such asset from Harbor Global, for two years after any such acquisition, without the express prior written consent of the Board, not unreasonably withheld, delayed or conditioned. You agree that Harbor Global shall have the right to enforce the covenants set forth in this letter.

Any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the "Rules"). The place of arbitration shall be Boston, Massachusetts. There shall be one arbitrator, who shall be appointed by agreement of the parties within thirty days of receipt by the respondent(s) of the Demand for Arbitration. If such arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the American Arbitration Association (the "AAA") in accordance with the striking and ranking procedure contained in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of

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experience and an experienced arbitrator. The Arbitrator shall be required to follow the law of The Commonwealth of Massachusetts. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C.
Section 1 et seq. Any award rendered hereunder shall be final and binding on the parties and judgment upon such award may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the provisions of this paragraph shall not govern any action for equitable relief hereunder.

Please execute this letter as formal acceptance of our offer and the terms and conditions contained herein and return it to me. Should you have any questions, please feel free to call me.


Sincerely,



-----------------------------------------
Stephen G. Kasnet
President and Chief Executive Officer


AGREED AND ACCEPTED



-----------------------------------
Donald H. Hunter
Date:

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